EXHIBIT 99.1

550 Meridian Avenue San Jose, CA 95126 Phone: +1-408-938-5200 Fax: +1-408-790-3800 lonworks@echelon.com www.echelon.com

News Information
For Immediate Release

Press Contacts		Investor Contact

Steve Nguyen Echelon 408-938-5272 qnguyen@echelon.com	Tina Wilmott McQUERTER +1-858-450-0030 x140 twilmott@mcquerter.com	Chris Stanfield Echelon 408-938-5243 cstanfield@echelon.com

Echelon Announces Successful Resolution of Dispute with Enel

SAN JOSE, CA – July 10th, 2003 – Echelon Corporation (NASDAQ:ELON), the creator of the LONWORKS® device networking platform for connecting everyday devices to each other and the Internet, announced today that it has successfully resolved the previously disclosed contractual dispute with Enel S.p.A., the Italian utility that is integrating Echelon’s LONWORKS technology into its remote metering management project, the Contatore Elettronico.

As previously announced, Echelon and Enel had a dispute related to the transition from the current version of the metering kit that Echelon sells to Enel’s meter manufacturers to the latest generation of the metering kit based on Echelon’s PL 3120® Power Line Smart Transceiver. Echelon had previously agreed to sell additional units of the current generation of metering kits to ease Enel’s transition process, and Enel had agreed to make additional payments of approximately $3 million to Echelon in connection with these additional units, so long as certain milestones were achieved by specified dates. Enel has now agreed that Echelon has met the milestones as set forth in the original agreement between the parties. Enel has been invoiced $2.7 million of the $3 million total to be billed in accordance with this agreement. Echelon expects that the full $3 million of revenue from the sale of the additional units will be recognized for accounting purposes in the third quarter of 2003.

“We are pleased to have resolved this issue with Enel without the need for arbitration and without impacting the Contatore Elettronico project,” said Ken Oshman, Echelon’s chairman and CEO. “We believe that the project remains on track and continues to meet our and Enel’s expectations. In fact, in what we see as a very positive sign, in late May, Dow Jones news reported what we believe to be the first public confirmation by Enel of the system’s benefits, saying that Enel’s CEO stated at its annual shareholder meeting that Enel would ‘reap EUR400 million a year beginning in 2005 from cost-cutting and improved efficiency deriving from the installation of 30 million electronic meters’.”

About Echelon Corporation

Echelon Corporation is the creator of the LONWORKS platform, the world’s most widely used standard for connecting everyday devices such as appliances, thermostats, air conditioners, electric meters, and lighting systems to each other and to the Internet. Echelon’s hardware and software products enable manufacturers and integrators to create smart devices and systems that lower cost, increase convenience, improve service, and enhance productivity, quality, and safety. Thousands of companies have developed and installed LONWORKS products and more than 30 million LONWORKS enabled processors have been shipped for use in homes, buildings, factories, trains, and other systems worldwide.

The protocol underlying LONWORKS networks and the signaling technology used by Echelon’s power line and free topology transceivers have been adopted as standards by the American National Standards Institute (ANSI). Echelon is also a founding member of the LONMARK® Interoperability Association, an open industry forum of hundreds of leading manufacturers, integrators, and users dedicated to promoting the use of interoperable LONWORKS devices. More information is available at http://www.lonmark.org. Further information regarding Echelon can be found at http://www.echelon.com.

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Echelon, 3120, LONWORKS, LONMARK, the LONMARK logo and the Echelon logo are trademarks of Echelon Corporation registered in the United States and other countries.

This press release may contain statements relating to future plans, events or performance. Such statements may involve risks and uncertainties, including risks associated with uncertainties pertaining to the risks that the R&D activities or subsequent product deployment activities with Enel are not successful, do not meet their target dates, do not expand or gain momentum, or are terminated, or that the contemplated transactions are challenged by third parties, risks that payments in respect of the Contatore Electtronico project are not received when due; and other risks identified in Echelon’s SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Echelon undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.